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                                                                  EXHIBIT 99.D12


                             NEOZYME II CORPORATION
    TODMAN BUILDING, MAIN STREET, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS
                                 (809) 494-2065


                                                               November 12, 1996


     NOTICE IS HEREBY GIVEN that, on November 11, 1996, the sole director of Neozyme II Acquisition Corp. ("Acquisition Corp."), a British Virgin Islands ("BVI") international business company and a wholly-owned subsidiary of Genzyme Corporation ("Genzyme"), a Massachusetts corporation, approved a plan of merger pursuant to which Neozyme II Corporation ("Neozyme II"), a BVI international business company will be merged with and into Acquisition Corp (the "Merger"). Attached hereto as Exhibit A is a copy of the Plan of Merger approved by the sole director of Acquisition Corp. The Merger will become effective as soon as practicable, but in no event later than December 31, 1996.


     The Merger is the second and final step in the acquisition of Neozyme II by Genzyme pursuant to a Purchase Agreement dated as of September 20, 1996 (the "Purchase Agreement") among Genzyme, Acquisition Corp. and Neozyme II, which was approved by your Board of Directors. The terms of the Purchase Agreement are summarized in the accompanying Offer to Purchase dated September 27, 1996 (the "Offer to Purchase"), which was previously sent to all Neozyme shareholders.


     In the first step of the acquisition of Neozyme II, Acquisition Corp. made a tender offer (the "Offer") to purchase all of the outstanding units (the "Units"), each consisting of one share of Callable Common Stock and one Callable Warrant to purchase two shares of General Division Common Stock, $.01 par value per share, and 0.135 share of Tissue Repair Common Stock, $.01 par value per share, of Genzyme at a price of $45.00 per Unit in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer was completed on October 28, 1996, at which time Acquisition Corp. acquired 2,385,686 Units, or approximately 98.8% of the outstanding Units. All directors and officers of Neozyme II and of Genzyme tendered all units held by them in the Offer. On November 8, 1996, Acquisition Corp. filed the appropriate form with the Securities and Exchange Commission to terminate the registration of the Units under the Securities Exchange Act of 1934. The Units were delisted from trading on the Nasdaq National Market on November 11, 1996.



     Pursuant to Section 77 of the BVI International Business Companies Ordinance, 1984, the Board of Directors of Acquisition Corp., as the holder of at least 90% of the outstanding shares of Neozyme II, may effect the Merger without any action by the other shareholders of Neozyme II. As a result of the Merger, all outstanding shares of Callable Common Stock (other than shares held by Genzyme, Neozyme II, or Acquisition Corp. or their subsidiaries and shares held by shareholders, if any, who are entitled to and perfect their appraisal rights under the BVI Law) will be cancelled and converted into the right to receive a cash payment in the amount of $29.00 per share (the "Merger Consideration"). Upon consummation of the Merger, all outstanding Callable Warrants will become exercisable and, beginning on the effective date of the Merger, will be transferable separately from the right to receive cash for the shares of Callable Common Stock formerly associated therewith. Since the Callable Warrants will remain outstanding after the Merger, no consideration will be paid in the Merger for the Callable Warrants.


     UNDER SECTION 83 OF THE BVI LAW, NEOZYME II SHAREHOLDERS HAVE CERTAIN DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER. SEE "SPECIAL FACTORS -- THE PURCHASE AGREEMENT; APPRAISAL RIGHTS" IN THE ACCOMPANYING OFFER TO PURCHASE. IN ADDITION, THE FULL TEXT OF SECTION 83 OF THE BVI LAW IS SET FORTH IN ANNEX III ATTACHED TO THE OFFER TO PURCHASE.

     Shareholders of Neozyme II should refer to the accompanying Offer to Purchase for information concerning Neozyme II, Acquisition Corp., Genzyme, the Offer and the Merger.


     Please do not send in your share certificates at the present time. As soon as practicable following the effectiveness of the Merger. Genzyme shall cause instructions for surrendering certificates of Callable Common Stock in exchange for the Merger Consideration to be mailed to all former shareholders of record of Callable Common Stock.

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                                                                       EXHIBIT A


                                 PLAN OF MERGER



     This Plan of Merger (the "Merger Agreement") is dated as of November 12, 1996, relating to the merger of Neozyme II Acquisition Corp. ("Acquisition Corp"), a BVI international business company, and Neozyme II Corporation ("Neozyme II"), a BVI international business company.


                              PRELIMINARY STATEMENT

     Acquisition Corp. is the owner of 98.8% of the outstanding shares of Neozyme II.

     The Board of Directors of Acquisition Corp. has determined that it is advisable for Neozyme II to merge with and into Acquisition Corp. pursuant to this Merger Agreement.


                                    ARTICLE 1

                                   THE MERGER

SECTION 1.1  THE MERGER

     In accordance with the provisions of this Merger Agreement and Section 77 of the BVI International Business Companies Ordinance, 1984 (the "BVI Law"), Neozyme II shall be merged with and into Acquisition Corp. (the "Merger"). Following the Merger, the separate existence of Neozyme II shall cease, and Acquisition Corp. shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 1.2  EFFECTIVENESS


     The Merger shall become effective on the filing of Articles of Merger with the BVI Registrar of Companies, or such later time as specified therein, but in no event later than December 31, 1996 (the date of the effectiveness of the Merger being referred to herein as the "Effective Date").



                                    ARTICLE 2

                            THE SURVIVING CORPORATION

SECTION 2.1  NAME

     The name of the Surviving Corporation upon the effectiveness of the Merger shall be Neozyme II Acquisition Corp.




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SECTION 2.2  MEMORANDUM OF ASSOCIATION; ARTICLES OF ASSOCIATION

     The Memorandum of Association and Articles of Association of Acquisition Corp. as in effect immediately prior to the Merger shall be the Memorandum of Association and Articles of Association of the Surviving Corporation, without amendment.

SECTION 2.3  DIRECTORS AND OFFICERS

     The directors, committees of directors and officers of Acquisition Corp. immediately prior to the effectiveness of the Merger shall be the directors, committees and officers of the Surviving Corporation each to hold office and be constituted, as appropriate, in accordance with the Articles and Memorandum of Association of the Surviving Corporation.

                                    ARTICLE 3

                          MANNER OF CONVERSION OF STOCK

SECTION 3.1  CONVERSION OF ACQUISITION CORP. COMMON STOCK.


     (a) Immediately prior to the Effective Date, Acquisition Corp. has outstanding 100 shares of Common Stock, $0.01 par value per share, which is its only class of capital shares.



     (b) On the Effective Date, each share of Common Stock, $0.01 par value, of Acquisition Corp. issued and outstanding immediately prior thereto shall, by virtue of the Merger and without the surrender of stock certificates or any other action by the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock, $1.00 par value, of the Surviving Corporation.


SECTION 3.2  CONVERSION OF NEOZYME II CALLABLE COMMON STOCK


     (a) Immediately prior to the Effective Date, Neozyme II has outstanding 2,415,000 shares of Callable Common Stock (the "Shares"), $1.00 par value per share, which is its only class of capital shares, 2,385,686 of which are held by Acquisition Corp.


     (b) On the Effective Date, by virtue of the Merger and without any action on the part of Acquisition Corp. and Neozyme II or the holder of any of the following securities:

          (i) Each Share issued and outstanding immediately prior to the Effective Date (other than Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as herein defined)) shall be converted into and become the right to receive an amount in cash per Share equal to $29.00 (the "Merger Consideration").

          (ii) Each Share issued and outstanding immediately prior to the Effective Date and owned by Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Acquisition Corp. or Neozyme II or any direct or indirect subsidiary of such corporations, shall be canceled, and no payment shall be made with respect thereto.



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          (iii) All Dissenting Shares shall be handled in accordance with
Section 3.2(c).


     (c) Shares of capital stock of Neozyme II held by a shareholder who has properly exercised dissenter's rights with respect thereto in accordance with
Section 83 of the BVI Law (collectively, the "Dissenting Shares") shall not be converted into Merger Consideration. From and after the Effective Date, a shareholder who has properly exercised such dissenters' rights shall no longer retain any rights of a shareholder of Neozyme II or the Surviving Corporation, except those provided under the BVI Law. If after the Effective Date such holder withdraws or loses his right to demand payment for his Shares, such Shares shall be treated as if they had been converted as of the Effective Date into the right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 3.2(b)(i).


SECTION 3.3  EXCHANGE OF CERTIFICATES


     (a) Upon surrender of a Share certificate for cancellation to the Payment Agent selected by Genzyme, the Payment Agent shall pay to the holder of such certificate the Merger Consideration multiplied by the number of Shares represented by such certificate, and the certificate so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if delivery of the Merger Consideration is to be made to any person other than the person in whose name the certificate surrendered is registered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery or establish to the satisfaction of Genzyme that such tax has been paid or is not applicable. Furthermore, neither Genzyme nor any affiliate of Genzyme shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. After the Effective Date, there shall be no transfers of the Shares on the stock transfer books of Neozyme II.


     (b) Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Genzyme, deliver to Genzyme all cash, certificates and other documents in its possession relating to the transactions described in this Merger Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing a Share may surrender such certificate to Genzyme and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon but shall have no greater rights against Genzyme than may be accorded to general creditors of Genzyme under applicable law.


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